Exhibit 99.1
Years Ended December 31, 2012, 2011 and 2010 Supplemental Financial Results and Discussion
We have provided the following restatement of Footnote 21, "Segment and Geographic Information" included in our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K as well as supplemental discussion related to the restated segment information to conform to our current operating segments discussed further below.
21. SEGMENT AND GEOGRAPHIC INFORMATION - RESTATED
Beginning in the first quarter of 2013, we began reporting our segments based on the group structure, consisting of an Industry Group and a Science Group. The Industry Group includes the Electronics and natural resources businesses. The Science Group includes the Company's Materials Science and Life Sciences businesses. Both of the new groups include the revenue and costs associated with service provided to the customers in their respective groups. Prior period information has been restated to conform to the current period presentation.
Segment Information
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our Chief Executive Officer.
We report our segments based on a group structure organization. Our segments are Industry and Science.
The following tables summarize various financial amounts for each of our business segments (in thousands):

	Year Ended December 31,
	2012	2011	2010
Sales to External Customers:
Industry	$433,424	$376,533	$314,574
Science	458,314	449,893	319,648
Total	$891,738	$826,426	$634,222
Gross Profit:
Industry	$220,267	$185,156	$147,442
Science	195,363	182,210	121,822
Total	$415,630	$367,366	$269,264

	December 31, 2012	December 31, 2011
Goodwill:
Industry	$53,572	$28,961
Science	77,748	29,092
Total	$131,320	$58,053
Total Assets:
Industry	$293,115	$235,799
Science	401,795	292,108
Corporate and Eliminations	539,313	562,002
Total	$1,234,223	$1,089,909
Market segment disclosures are presented to the gross profit level as this is the primary performance measure for which the segment general managers are responsible. Selling, general and administrative, research and development and other operating expenses are managed and reported at the corporate level and, given allocation to the market segments would be arbitrary, have not been allocated to the market segments. See our Consolidated Statements of Operations for reconciliations from gross profit to income before income taxes. These reconciling items are not included in the measure of profit and loss for each reportable segment.
None of our customers represented 10% or more of our total sales during 2012, 2011 or 2010.

Geographical Information
A significant portion of our net sales has been derived from customers outside of the U.S., which we expect to continue. We evaluate geographical performance for three regions: U.S. and Canada, Europe and the Asia-Pacific Region and Rest of World. Our European region also includes Central America, South America, Africa (excluding South Africa), the Middle East and Russia.
The following table summarizes sales by geographic region (in thousands):

	Year Ended December 31,
	2012			2011			2010
	Product Sales	Service Sales	Total	Product Sales	Service Sales	Total	Product Sales	Service Sales	Total
U.S. and Canada	$200,778	$90,942	$291,720	$179,126	$78,118	$257,244	$131,283	$72,719	$204,002
Europe	185,598	59,124	244,722	206,994	54,319	261,313	160,927	46,467	207,394
Asia-Pacific Region and Rest of World	305,120	50,176	355,296	268,479	39,390	307,869	187,570	35,256	222,826
Consolidated net sales	$691,496	$200,242	$891,738	$654,599	$171,827	$826,426	$479,780	$154,442	$634,222
Our long-lived assets were geographically located as follows (in thousands):

	December 31, 2012	December 31, 2011
United States	$74,319	$49,284
The Netherlands	32,679	21,674
Other	58,277	23,825
Total	$165,275	$94,783
SUPPLEMENTAL DISCUSSION OF RESULTS
Below is a supplemental discussion of our year end results for 2012, 2011 and 2010, giving effect to the new segments we adopted beginning with the first quarter of 2013, when we began reporting our segments based on the group structure, consisting of an Industry Group and a Science Group. The Industry Group includes the Electronics and natural resources businesses. The Science Group includes the Company's Materials Science and Life Sciences businesses. Both of the new groups include the revenue and costs associated with service provided to the customers in their respective groups. Prior period information has been restated to conform to the current period presentation.
Net Sales by Segment
Net sales by market segment (in thousands) and as a percentage of net sales were as follows:

	Year Ended December 31,
	2012		2011		2010
Industry	$433,424	48.6%	$376,533	45.6%	$314,574	49.6%
Science	458,314	51.4	449,893	54.4	319,648	50.4
Consolidated net sales	$891,738	100.0%	$826,426	100.0%	$634,222	100.0%
Industry
The $56.9 million, or 15.1%, increase in Industry sales in 2012 compared to 2011 was primarily due to increased demand for certain products as the electronics industry shifts to smaller semiconductor manufacturing process nodes. As our customers migrate from SEM-based to more TEM-based lab analysis, we realize increases in unit sales of our TEM products as well as our small DualBeam products, both of which have higher average selling prices than SEM products. Additionally, the inclusion of sales from ASPEX Corporation ("ASPEX"), which we acquired January 9, 2012, and service revenue from our Korean subsidiary, resulting from the acquisition of certain assets of AP Tech on July 9, 2012, increased sales to this group. Also contributing to the increase was growth in sales to our natural resources customers driven by continued penetration in the oil and gas and mining industries. Currency fluctuations decreased Industry sales by $5.3 million as compared to the prior year.

The $62.0 million, or 19.7%, increase in Industry sales in 2011 compared to 2010 was primarily due to an increase in semiconductor and data storage company capital spending for capacity expansion and new process development. We realized increases in unit sales of our wafer-level and small DualBeam products. Also contributing to the increase was increased demand for our evolving line of natural resources product offerings and increased service revenues driven by a larger install base and improved market conditions in the semiconductor industry, which contributed to an increase in service contracts. In addition, currency fluctuations increased Industry sales by $9.0 million as compared to the prior year.
Science
The $8.4 million, or 1.9%, increase in Science sales in 2012 compared to 2011 was primarily driven by an increase in service revenues to this group resulting from a larger install base. Increased advanced research spending in Asia and the inclusion of product sales from Visualization Sciences Group ("VSG"), which we acquired on August 1, 2012, also contributed to the increase in sales to this group. This was partially offset by a decrease in the number of high-end TEM units sold to our life sciences customers. The life sciences market is heavily dependent on government funding for research grants and this funding has been under pressure, resulting in fewer large awards for FEI class of tools. Historically, we have seen significant volatility in the sale of high-end TEMS for life sciences customers and that may continue. Currency fluctuations decreased Science sales by $13.3 million in 2012 compared to 2011.
The $130.2 million, or 40.7%, increase in Science sales in 2011 compared to 2010 was primarily due to strong sales of our high-end TEMs as a result of increased spending in research institutions. We generally saw our customers shifting from SEM-based tools to TEM-based tools as the demand to image on an increasingly small scale continued. The increase also reflects continued investment in education infrastructure in developing countries like Korea and China as well as an increase in the number of high-end TEM units sold during the period due in part to increased penetration in electron microscopy in life sciences research. Service revenues to this group also increased primarily due to a larger install base. Currency fluctuations increased Science sales by $13.4 million in 2011 compared to 2010.
Net Sales by Geographic Region
A significant portion of our net sales has been derived from customers outside of the U.S., which we expect to continue. The following table shows our net sales by geographic region (dollars in thousands):

	Year Ended December 31,
	2012		2011		2010
U.S. and Canada	$291,720	32.7%	$257,244	31.1%	$204,002	32.2%
Europe	244,722	27.5	261,313	31.6	207,394	32.7
Asia-Pacific Region and Rest of World	355,296	39.8	307,869	37.3	222,826	35.1
Consolidated net sales	$891,738	100.0%	$826,426	100.0%	$634,222	100.0%
U.S. and Canada
The $34.5 million, or 13.4%, increase in sales to the U.S. and Canada in 2012 compared to 2011 was primarily due to an increase in shipments to semiconductor customers, growth in sales to our natural resources customers, and an increase in service revenues driven by continued organic growth, expansion of our install base and the inclusion of service revenue for our ASPEX product line.
The $53.2 million, or 26.1%, increase in sales to the U.S. and Canada in 2011 compared to 2010 was primarily due to strong semiconductor capital equipment spending and an increase in high-end TEM units sold to our life sciences customers.
Europe
Our European region also includes Central America, South America, Africa (excluding South Africa), the Middle East and Russia.
The $16.6 million, or 6.3%, decrease in sales to Europe in 2012 compared to 2011 was primarily due to a shift in the mix of semiconductor sales away from European customers to Asian customers, as well as a decrease in the number of high-end TEM units sold to our life sciences customers. Currency fluctuations also decreased sales to Europe by $19.0 million in 2012 compared to 2011.
The $53.9 million, or 26.0%, increase in sales to Europe in 2011 compared to 2010 was primarily due to increased semiconductor capital equipment spending and continued improvement in spending by research institutions. Currency fluctuations increased sales to Europe by $10.4 million in 2011 compared to 2010.

Asia-Pacific Region and Rest of World
The $47.4 million, or 15.4%, increase in sales to the Asia-Pacific Region and Rest of World in 2012 compared to 2011 was primarily driven by increased spending in the semiconductor industry and increased advanced research spending by our materials science customers as well as increased service revenue driven by the inclusion of service revenue from our Korean subsidiary. Sales to customers in China also helped drive the increase. Despite the adverse impact of the weakening yen, overall currency fluctuations increased sales to this region by $0.4 million in 2012 compared to 2011.
The $85.0 million, or 38.2%, increase in sales to the Asia-Pacific Region and Rest of World in 2011 compared to 2010 was primarily driven by the strengthening economy, additional investment in educational infrastructure in emerging Asian economies and increased spending by research institutions in our Science Group. Currency fluctuations increased sales to this region by $12.0 million in 2011 compared to 2010.
Cost of Sales and Gross Margin
Our gross margin (gross profit as a percentage of net sales) by segment was as follows:

	Year Ended December 31,
	2012	2011	2010
Industry	50.8%	49.2%	46.9%
Science	42.6	40.5	38.1
Overall	46.6	44.5	42.5
Cost of sales includes manufacturing costs, such as materials, labor (both direct and indirect) and factory overhead, as well as all of the costs of our customer service function such as labor, materials, travel and overhead. The five primary drivers affecting gross margin include: product mix (including the effect of price competition), volume, cost reduction efforts, competitive pricing pressure and currency movements.
Industry
The increase in Industry gross margin in 2012 compared to 2011 was due primarily to an increased number of high-end TEM units sold, improved margins on those high-end TEM units and a favorable impact of foreign currency fluctuations. Also contributing were higher margins on services provided to this group due to a larger install base and increased service sales, including the addition of sales from ASPEX and our Korean subsidiary (both of which were acquired during 2012) as well as the more effective use of resources.
The increase in Industry gross margin in 2011 compared to 2010 was due primarily to increased demand for our higher-margin small DualBeams, as well as growth in sales of our higher-margin natural resources products. We experienced abnormally low gross margins in 2010 as we worked through orders that were priced in late 2009 and early 2010 when we were under greater pricing pressure. We also realized product cost savings related to our consolidation of the manufacturing of our small DualBeam products at our Brno, Czech Republic facility. Currency fluctuations improved Industry gross margin in 2011 compared to 2010.
Science
The increase in Science gross margin in 2012 compared to 2011 was primarily because we realized materials cost savings on the TEM product line and experienced a favorable impact from foreign currency fluctuations. The acquisition of VSG, which generally has higher margin products, during the third quarter of 2012 also positively impacted margins for this segment. Further, we continue to realize operational cost savings for our TEM product line resulting from manufacturing a higher percentage of products at our Brno, Czech Republic facility. As the move was substantially complete in the second quarter of 2011, the cost savings effect of the transfer is diminishing on a year-over-year comparison basis. Also contributing were higher margins on services provided to this group due to a larger install base and increased service sales as well as the more effective use of resources. This was partially offset by a decrease in the number of high-end TEMs sold to our life sciences customers.
The increase in Science gross margin in 2011 compared to 2010 was primarily due to an increase in the number of small DualBeam and high-end TEM units sold. We also realized product cost savings related to the consolidation of the manufacturing of our small DualBeam products and a portion of our mid-range TEMs at our Brno, Czech Republic facility. Currency fluctuations improved Science gross margin in 2011 compared to 2010.

SUPPLEMENTAL QUARTERLY DATA
Beginning in the first quarter of 2013, we began reporting our segments based on the group structure, consisting of an Industry Group and a Science Group. The Industry Group includes the Electronics and natural resources businesses. The Science Group includes the Company's Materials Science and Life Sciences businesses. Both of the new groups include the revenue and costs associated with service provided to the customers in their respective groups. Prior period information has been restated to conform to the current period presentation.
Quarterly Segment Information
We report our segments based on a group structure organization. Our segments are Industry and Science.
The following table summarizes unaudited quarterly financial data for each of the four quarters in the year ended December 31, 2012 for each of our business segments (in thousands):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Sales to External Customers:
Industry	$111,686	$117,353	$112,804	$91,581
Science	105,869	104,099	108,981	139,365
Total	$217,555	$221,452	$221,785	$230,946
Gross Profit:
Industry	$56,588	$59,920	$58,795	$44,964
Science	41,523	44,509	45,361	63,970
Total	$98,111	$104,429	$104,156	$108,934